Exhibit 3.5

AMENDMENT NO. 2

TO THE

LIMITED LIABILITY COMPANY AGREEMENT

OF

TPC GROUP LLC

This Amendment No. 2 (this “Amendment”) to the Limited Liability Company Agreement dated as of December 16, 2008 (as amended, the “Agreement”) of TPC Group LLC, a Texas limited liability company (the “Company”), is made effective as of June 6, 2011.

WHEREAS, in accordance with Section 11.3 of the Agreement, the undersigned sole member of the Company (the “Member”) desires to amend the Agreement as set forth herein.

NOW, THEREFORE, the Member agrees as follows:

Section 1. Amendment. Section 4.1 of the Agreement is hereby amended and restated to read in its entirety as follows:

Section 4.1 General. The business and affairs of the Company shall be managed by or under the direction of one or more Managers designated by the Member (collectively, the “Manager”). The Member may determine at any time in its sole and absolute discretion the number of Managers. The authorized number of Managers may be increased or decreased by the Member at any time in its sole and absolute discretion, upon notice to all Managers. The Manager shall have the right, power and authority to manage, direct and control all of the business and affairs of the Company, to transact business on behalf of the Company, to sign for the Company or on behalf of the Company or otherwise to bind the Company.

Section 2. Effectiveness of Agreement. Except as amended by this Amendment, all terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Member has executed this Amendment, effective as of the date listed above.

MEMBER: TPC GROUP INC.

By:	/s/ Michael T. McDonnell
Name:	Michael T. McDonnell
Title:	President and Chief Executive Officer